Exhibit 10.10

CONVERTIBLE LOAN AGREEMENT

THIS CONVERTIBLE LOAN AGREEMENT (the “Agreement”) is made and entered into as of January 29, 2020 (the “Effective Date”) by and among Gauzy Ltd., a company incorporated and existing under the laws of the State of Israel having its principal offices at the 14 Hatchiya St., Tel-Aviv, Israel 6816914 (the “Company”), and Blue-Red Capital Fund LP, a limited liability partnership registered in the Cayman Islands (the “Lender”).

WHEREAS, the Lender wishes to extend to the Company a convertible loan in the aggregate amount of US$ 2,000,000 (the “Loan Amount”); and

WHEREAS, the Company wishes to accept such convertible loan pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

1.	DEFINITIONS

1.1	“Articles” shall mean the articles of association of the Company in effect on the Effective Date.

1.2	“Business Day” shall mean any day other than Friday or Saturday, and other than days on which banks in Israel are generally closed.

1.3	“Conversion Event” shall mean an event upon which the Loan Amount is converted pursuant to Sections 6.3.

1.4	“Converted Shares” shall mean means the shares of the Company issued upon conversion of the Loan in accordance with the relevant conversion mechanism as set forth in this Agreement.

1.5	“Existing Lender” shall mean Mizrahi Tefahot Bank Ltd.

1.6	“Existing Loans” shall mean that certain loan facilities (i) entered into by and between the Company and the Existing Lender dated as of March 25, 2018; and (ii) entered into by and between the Company and the Existing Lender dated as of October 29, 2018.

1.7	“Existing Pledges” shall mean those certain fixed and floating charges provided to the Existing Lender as security for the Existing Loans.

1.8	“Final Date” shall mean 00:00 on July 31, 2021.

1.9	“Fully Diluted Basis” shall mean all the issued and outstanding share capital of the Company immediately prior to a Conversion Event, after giving effect to the conversion or exercise (as the case may be) of all convertible securities, options and warrants and anti-dilution rights, as well as all other rights or promises of any kind to acquire equity securities of the Company and/or other securities or rights convertible into or exchangeable for equity shares of the Company outstanding as of such time.

1.10	“M&A Transaction” shall mean each of the following: (i) a consolidation, merger or reorganization of the Company with or into, or a sale of all or substantially all of the Company’s assets, or a majority of the Company’s issued and outstanding share capital to, any third party, other than a wholly-owned subsidiary of the Company, excluding a transaction in which shareholders of the Company prior to the transaction will maintain voting control of the resulting entity after the transaction (provided, however, that shares of the surviving entity held by shareholders of this Company acquired by means other than the exchange or conversion of the shares of this Company shall not be used in determining if the shareholders of this Company maintain voting control of the surviving entity (or its parent)); (ii) a transfer or grant by the Company of a perpetual exclusive license over all or substantially all of the Company intellectual property; and (iii) any transaction resulting in all or substantially all of the Company’s assets being traded for securities of any entity.

1.11	“Non-Qualified Financing” shall mean the closing of the Company’s next round of financing in one or more tranches (including the conversion of outstanding securities of the Company) prior to the Final Date reflecting a pre-money Company valuation on a Fully Diluted Basis of less than a US$110,000,000, as of such date.

1.12	“Qualified Financing” shall mean the closing of the Company’s next round of financing in one or more tranches (including the conversion of outstanding securities of the Company) prior to the Final Date reflecting a pre-money Company valuation on a Fully Diluted Basis of US$110,000,000 or more, as of such date.

1.13	“Underlying Assets” shall mean In respect of the Company or its subsidiaries (as applicable), any of such person’s assets, including, but not limited to, shares, securities, rights deriving from agreements, bank accounts, accounts receivable and intellectual property.

2.	LOAN

2.1	Subject to the terms contained herein, the Lender shall extend to the Company the Loan Amount as follows:

2.1.1	US$ 1,000,000 shall be transferred to the Company within two (2) Business Days of execution hereof (the “Extension Date”); and

2.1.2	US$ 1,000,000 shall be transferred to the Company within four (4) Business Days after the registration of the Pledge with the Israeli Registrar of Companies as set forth in Section 4.2 below.

2.2	The loan shall bear net interest at a rate of 10% per annum (compounded annually) from the date of the actual receipt by the Company of each respective payment (“Interest”). Interest shall be due and payable upon repayment in accordance with Section Error! Reference source not found. below or upon the conversion of the Loan Amount in accordance with Section 6 below. Notwithstanding the foregoing, if the Loan Amount is repaid or converted prior to the Final Date, the Interest will be calculated as of the Final Date and not the actual repayment or conversion date.

2.3	The loans shall be made in USD, by wire transfer to the Company’s bank account as follows:

Bank: Mizrahi Tefahot

Branch: Atidim No. 528, 26a Ha’Barzel St., Tel Aviv

Account No.: 145862

IBAN: IL23-0205-2800-0000-0145-862

SWIFT: MIZBILIT

Beneficiary: Gauzy Ltd.

3.	WARRANT

3.1	The Lender shall be entitled to warrants in an amount equal to ten percent (10%) of the Loan Amount actually received by the Company, in the form attached hereto as Exhibit A (the “Warrants”).

4.	SECURITY

4.1	The repayment by the Company of the Loan Amount in accordance with this Agreement shall be secured by a single, second ranking floating charge, under Israeli law, unlimited in amount, on all of the Company’s Underlying Assets pursuant to a floating charge agreement in the form as shall be agreed between the parties (the “Pledge”). The Pledge and the floating charge shall be subordinated to the Existing Pledges. For the avoidance of doubt, the Lender shall not have the right to enforce the floating charge in an amount in excess of the total amount owed to the Lender at such time pursuant to this Agreement.

4.2	Within forty-five (45) days following the Extension Date, the Company shall make commercial reasonable efforts to provide to the Lender confirmation of due registration of the Pledge with the Israeli Registrar of Companies.

4.3	The Lender agrees that in the Event of the closing of a secured U.S. dollar denominated bond series 1 debenture between Scintilla Fund L.P. and the Company, the Pledge shall be of a single, third ranking floating charge, and agrees that the Company may take all actions and sign any documents in order to make the relevant amendment.

5.	REPAYMENT

Unless earlier converted pursuant to Section 6 below, the Loan Amount plus, subject to Section Error! Reference source not found. below, any and all accrued interest, shall be repaid by the Company to the Lender in cash, upon an Event of Default as defined in Section 7 below or at the Final Date upon written notice to the Company. No prepayment of the Loan Amount by the Company shall be permitted, without the prior written consent of the Lender.

6.	CONVERSION

6.1	Conversion upon Qualified Financing

Unless earlier converted pursuant to this Section 6, or repayment pursuant to Section 53 above, upon the closing of a Qualified Financing, the Lender may require, in lieu of repayment of the Loan Amount, the Company to convert the Loan Amount into an equity investment in the Company. The Lender shall receive, in consideration for the conversion of the Loan Amount, such number of fully paid and non-assessable Company shares of the most senior class issued in such Qualified Financing (and also bearing the same rights with respect to the holders thereof) (the “Qualified Financing Securities”), equal to the number determined by dividing the Loan Amount by the price per share in the Qualified Financing.

6.2	Optional Conversion

Unless earlier converted pursuant to this Section 6, or repayment pursuant to Section 53 above, on the Final Date, the Lender shall either require the Company to repay the Loan Amount and the Interest in accordance with Section 5 and 6.5, or to convert the Loan Amount into the most senior class of shares of the Company outstanding at the time of such conversion (but of a new sub-class if there is a differing issuance prices). If the Lender elects to convert the Loan Amount: (i) if a Qualified Financing has occurred, the Loan Amount shall be converted in accordance with Section 6.1 above; (ii) if a Qualified Financing has not occurred but a Non-Qualified Financing has occurred, the Loan Amount shall be converted at a price per share equal to the number determined by dividing the Loan Amount by the lowest price per share in any Non-Qualified Financing; and (iii) if neither a Qualified Financing nor a Non-Qualified Financing has occurred, the Loan Amount shall be converted at a price per share reflecting a US$77,000,000 pre-money Company valuation on a Fully Diluted Basis as of such date.

6.3	Conversion Upon M&A

In the event the Company closes an M&A Transaction prior to the Final Date, a conversion pursuant to this Section 6 or repayment pursuant to Section 5 above, the Lender may require the Company to either repay the Loan Amount and the Interest in accordance with Section 5 and 6.5, or to convert the Loan Amount into the most senior class of shares of the Company existing immediately prior to the closing of such M&A Transaction at a conversion price per share equal to the lower of: (i) the price per share in such M&A Transaction; and (ii) a price per share reflecting a US$110,000,000 pre-money Company valuation on a Fully Diluted Basis as of such date. In the event of a pending M&A Transaction, the Company shall notify the Lender in writing of such M&A Transaction at least ten (10) Business Days prior to the closing of such M&A Transaction in order for the Lender to notify the Company of its election prior to the closing thereof. If the Lender does not notify the Company of its election within seven (7) Business Days of receipt of such notice from the Company, the Company shall determine at its discretion whether to repay the Loan Amount and Interest or whether to convert it in accordance herewith.

6.4	Conversion upon Breach

Upon the occurrence of a material breach of the undertaking of the Company towards the Lender, under this Agreement, which remains uncured for thirty (30) days or more pursuant to a written notice thereof to the Company by the Lender, the Lender may require the Company to convert the Loan Amount into the most senior class of shares of the Company outstanding at the time of such conversion (but of a new sub-class due to the differing issuance prices), equal to the number determined by dividing the Loan Amount by a price per share reflecting a US$77,000,000 pre-money Company valuation on a Fully Diluted Basis as of such date.

6.5	Conversion of Interest

Upon repayment of the Loan Amount in accordance with Section 5 or if converted pursuant to this Section 6, the Lender shall have the right, at its sole discretion, to receive the Interest as a cash payment or to convert the Interest into shares of the Company. In the event the Lender elects to convert the Interest into shares of the Company, the Interest shall be converted as follows: (i) if such conversion is in connection with the conversion of the Loan Amount, the Interest shall be converted together with and pursuant to the same terms as the Loan Amount; and (ii) if such conversion is in connection with the repayment of the Loan Amount, the Interest shall be converted into the most senior class of shares of the Company outstanding at the time of such conversion (but of a new sub-class if there is a differing issuance prices), equal to the number determined by dividing the Interest by a price per share reflecting a US$77,000,000 pre-money Company valuation on a Fully Diluted Basis as of such date.3

6.6	Effects of Conversion

The issuance to the Lender of any securities of the Company in the event of conversion pursuant to the terms and conditions set forth herein shall be deemed full and complete payment and discharge of the Loan Amount extended by the Lender.

6.7	Mechanics of Conversion

In the event of any conversion of the Loan Amount pursuant to this Agreement, the following provisions shall apply:

6.7.1	Fractional Shares. No fractional shares shall be issued in connection with any conversion of the Loan Amount, and the actual number of shares of the Company to be issued to the Lender shall be rounded up or down to the nearest whole number.

6.7.2	Issuance; Share Certificate. The Company shall, immediately upon any conversion of the Loan Amount, issue and deliver to the Lender a certificate representing the number of shares issued to the Lender pursuant to such conversion.

6.7.3	Rights as Shareholder. From the date of occurrence of a conversion and thereafter, the Lender shall be deemed to possess all rights, preferences, powers, privileges, restrictions, qualifications and limitations associated with the Company’s shares issued upon such conversion to the Lender.

6.7.4	Due Issuance; Effect of Conversion. Upon any conversion of the Loan Amount, the Company shall promptly issue to the Lender the appropriate number and class or series of shares, duly authorized, validly issued, fully-paid, non-assessable and free and clear of any pre-emptive rights, pledges, liens, claims, encumbrances or third party rights of any kind other than as set forth in the Articles.

7.	EVENTS OF DEFAULT

Notwithstanding anything to the contrary herein, upon the occurrence of each of the events set forth in this Section 7 (each an “Event of Default”), the Lender shall be entitled to immediate repayment of the Loan Amount, and the Company undertakes to immediately pay all such amounts due upon the Lender’s written demand:

7.1	A breach of any material undertaking of the Company towards the Lender, under this Agreement, which remains uncured for thirty (30) days or more pursuant to a written notice thereof to the Company by the Lender;

7.2	The Company’s ordinary course of business is suspended or ceased, or the Company generally ceases to pay its debts when due. For the avoidance of doubt, a temporary suspension of an operation which is intended to be resumed shortly thereafter shall not be deemed to constitute a suspension of business hereunder;

7.3	The commencement by or against the Company of any liquidation proceedings, bankruptcy, insolvency, moratorium, receivership, reorganization or similar proceeding, unless such proceedings have been withdrawn or stayed within sixty (60) days; or if the Company’s shareholders have resolved to voluntary liquidate the Company; or

7.4	The appointment of a receiver, liquidator, special manager or trustee over all or any part of the Company’s assets, unless such appointment has been withdrawn or stayed within sixty (60) days, or the appointment of a permanent liquidator or permanent receiver to take possession of the material part of the or assets of the Company, or an attachment is placed on a material part of the property or assets of the Company (unless such attachment has been removed within sixty (60) days), or the calling by the Company of a meeting of creditors for the purpose of entering into a scheme or arrangement with them.

8.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Lender, except as set forth on the disclosure schedule (which shall be organized so as to correspond with the sub-section numbering of this Section 8), which exceptions shall be deemed to be representations and warranties as if made hereunder, when read in conjunction with all of this Section 8 with respect to the subsection of this Section referenced in the specific disclosure or any other Section hereof if it is reasonably apparent that the disclosure applies (the “Disclosure Schedule”) attached hereto, as follows:

8.1	Organization. The Company is duly incorporated and validly existing under the laws of the State of Israel and has the power and authority to own, lease and operate its properties and carry on its business as now conducted and as currently proposed to be conducted.

8.2	Approvals. No consents, authorizations or approvals or waivers of any kind of any governmental authority or other third party are required in connection with the execution or performance of this Agreement.

8.3	Enforceability. This Agreement constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable laws of general application affecting enforcement of creditors’ rights generally and by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies and general principles of equity.

8.4	No Conflicts. Neither the execution and delivery of this Agreement nor compliance by the Company with the terms and provisions hereof, will conflict with, or result in a breach or violation of, any of the terms, conditions and provisions of: (i) the Articles or other governing instruments of the Company; (ii) any judgment, order, injunction, decree, or ruling of any court or governmental authority, domestic or foreign known to the Company; or (iii) applicable Israeli law. Such execution, delivery and compliance will not (a) give to others any rights, including rights of termination, cancellation or acceleration, in or with respect to any agreement, contract or commitment referred to in this paragraph, or to any of the properties or rights of the Company, or (b) otherwise require the consent or approval of any person, which consent or approval has not heretofore been obtained.

8.5	Capitalization. A capitalization table of the Company showing the share capital of the Company as of immediately following the closing of the transactions contemplated herein is included as Schedule 8.5 to the Disclosure Schedule (the “Cap Table”). The Cap Table accurately reflects any and all issued and outstanding share capital of the Company, and any and all other securities of the Company, including options, warrants or any other right convertible into securities of the Company.

8.6	Litigation. To the Company’s knowledge, there are no actions, suits, arbitrations, proceedings or investigations or claims pending against the Company, its respective properties or assets or with regard to the Company’s business or to which the Company is a party, or against any of the officers of the Company in their capacity as such, before any court, arbitration, board, tribunal or administrative authority or any other authority, nor, to the Company’s knowledge, is there any threat thereof or basis therefor.

8.7	Financial Statements; Liabilities. Attached as Schedule 8.7.1(A) are the Company’s audited financial statements as of December 31, 2018 (“2018 Financials”) and unaudited financial statements for the period ending September 30, 2019 (“2019 Financials”, and together with the 2018 Financials, the “Financial Statements”). The Financial Statements are true and correct in all material respects, are in accordance with the books and records of the Company, consistently applied, and fairly and accurately present in all material respects the financial position of the Company as of such dates and the results of its operations for the periods then ended. The Financial Statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”). All necessary and proper books of account and accounting records have been maintained by the Company, are in its possession and contain accurate information in accordance with IFRS to all transactions to which the Company has been a party. The Company maintains a standard system of accounting established and administered in accordance with IFRS and will continue to maintain such a system. Except as set forth in Schedule 8.7.1(B), the Company has no liabilities, debts or obligations, whether accrued, absolute or contingent other than liabilities reflected or reserved for in the Financial Statements. Without derogating from the generality of the foregoing, except as set forth in the Financial Statements or in Schedule 8.7.1(B) the Company is not a guarantor of any debt or obligation of another, nor has the Company given any indemnification, loan, security or otherwise agreed to become directly or contingently liable for any obligation of any person, and no person has given any guarantee of, or security for, any obligation of the Company.

8.7.2	The Company has no liabilities, debts or obligations, accrued or fixed, absolute or contingent, matured or unmatured or determined or undeterminable exceeding US$100,000 in the aggregate, including those arising under any law, action or order, whether or not required to be recorded in financial statements under applicable generally accepted accounting principles, other than the liabilities set forth in the Financial Statements and Schedule 8.7.1(B) of the Disclosure Schedule. The Company is not a guarantor of any debt or obligation of another, nor has the Company given any indemnification, loan, security or otherwise agreed to become directly or contingently liable for any obligation of any person, and no person has given any guarantee of, or security for, any obligation of the Company. Since its inception, the Company has been operated only in the usual and ordinary course of business. Except as set forth in Schedule 8.7.2 of the Disclosure Schedule, since September 30, 2019, there has not been:

(i) any damage, destruction or loss, whether or not covered by insurance, adversely affecting the assets, properties, conditions (financial or otherwise), operating results or business of the Company;

(ii) any waiver by the Company of a valuable material right or of a material debt;

(iii) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, in each case, other than any of the foregoing occurring in the ordinary course of business or which are in an amount that is not in excess of US$100,000;

(iv) any loans made by the Company to its employees, officers, or directors, or members of their immediate families, or companies under the control of any of the foregoing, other than travel advances made in the ordinary course of business;

(v) any sale, transfer or lease of, or mortgage or pledge of imposition of lien on any of the Company’s assets, other than in the ordinary course of business;

(vi) any declaration or making of distributions of any kind to shareholders;

(vii) any entering into related party transaction;

(viii) any other event or condition of any character that would reasonably be expected to adversely affect the assets, properties, condition (financial or otherwise), operating results or business of the Company;

(ix) any resignation or termination of any executive officer, key employee or group of employees of the Company;

(x) any change in the accounting methods or accounting principles or practices employed by the Company;

(xi) any material change or amendment to a Material Contract or arrangement by which the Company or any of its assets or properties is bound or subject; or

(xii) any arrangement or commitment by the Company to do any of the things described in this Section 8.7.2.

8.8	Intellectual Property and Other Intangible Assets.

8.8.1	As used in this Agreement, the following terms shall have the meanings indicated below:

(i) “Company IP Rights” means any and all Intellectual Property (as defined below) used in the conduct of the business of the Company as currently conducted, including Intellectual Property currently under development by or on behalf of the Company (whether or not in collaboration with another person).

(ii) “Company Products” means all products and services developed, or currently under development, by or on behalf of the Company.

(iii) “Founder” means Eyal Peso, Adrian Lofer, or Dimitry Dobrenko.

(iv) “Intellectual Property” means patents, designs, trademarks, service marks, trade names, domain names, copyrights, mask works, trade secrets, inventions, formulations, formulae, know-how, processes, techniques, works of authorship, computer programs, software (whether in binary code form or in source code form) and technical data and information, as well as any registrations, applications, licenses and rights with respect to the foregoing.

8.8.2	Except as set forth in Schedule 8.8.2 of the Disclosure Schedules, the Company exclusively owns and has developed, or has obtained the rights to use, free and clear of all liens, encumbrances, claims, restrictions or rights of third parties of any kind or nature (including any academic institution), all Company IP Rights without any known conflict with, infringing upon, or violating any rights (including Intellectual Property), lien, or claim of others. Schedule 8.8.2 of the Disclosure Schedule sets forth all the registered and pending Intellectual Property owned by the Company.

8.8.3	Other than as set forth in Schedule 8.8.3 or with respect to commercially available software products which are generally available off-the-shelf and other shrink-wrap, click-wrap or similar widely-available standard end-user license agreements, the Company is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any Intellectual Property with respect to the use thereof or in connection with the conduct of its business as now conducted or as currently proposed to be conducted or otherwise. Other than as set forth in Schedule 8.8.3 or with respect to commercially available software products under standard end-user object code license agreements, or agreements providing for confidentiality of information entered into in the ordinary course of business, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company IP Rights, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person.

8.8.4	Any and all Intellectual Property of any kind, which has been or is currently being developed, invented, created, discovered, derived, programmed or designed, by any former or current Founder, employee, officer, consultant or contractor of the Company, either alone or in concert with others (each, an “IP Contributor”), is and shall be the exclusive property of the Company. The Company has taken measures to protect the secrecy, confidentiality and validity of all Company IP Rights, which measures are reasonable and customary in the industry in which the Company operates. Each of the Company’s IP Contributors have entered into written agreements with the Company, (a) assigning to the Company all rights they may have in any Intellectual Property developed or contributed by them in the course of their employment or engagement by the Company and as a result thereof, either alone or in concert with others; and (b) waiving all rights to any future compensation or royalties which may arise from such Intellectual Property, and the Founders and each of the Company’s current and former employees have expressly and irrevocably waived the right to receive compensation in connection with “Service Inventions” pursuant to Section 134 of the Patents Law 1967 or any other similar provision under any Laws of other applicable jurisdictions (the “Patents Law”), and no such person is entitled to any compensation pursuant to the Patents Law.

8.8.5	The Company has not received any written communications alleging that the Founders or the Company or any of its employees, officers, contractors and consultants violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other Intellectual Property rights of any other person or entity and, to the Company’s knowledge, there is no basis for any such allegation. To the Company’s knowledge, no third party has violated any Intellectual Property owned by the Company. To the knowledge of the Company, none of the Company’s employees, officers, contractors or consultants is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with such person’s best efforts to promote the interests of the Company, that would affect or impair the Company’s commercialization of the Company Products, or that would otherwise conflict with the Company’s business as conducted. It is not, and will not become, necessary to utilize any inventions or works of authorship of any of the Company’s IP Contributors made prior to their employment or engagement by the Company, other than those that have been duly and validly assigned to the Company.

8.8.6	Except as set forth in Schedule 8.8.6 of the Disclosure Schedule, no (i) government funding or governmental grants; (ii) facilities, personnel, or resources of the military, a university, college, other academic or educational institution or research center; or (iii) funding from any person, was used in the development of the Company IP Rights. No former or present IP Contributor, has performed services for or otherwise was under restrictions resulting from his/her relations with any government (including military), university, academy, college or other educational institution or research center during a period of time during which any Company IP Rights were created, or during such time that such IP Contributor was also performing services for, or for the benefit of, the Company. None of the entities mentioned in this Section have raised any ownership claims with respect to any Company IP Rights and/or Company Products, nor to the knowledge of the Company, any circumstance exists that would expose the Company to such claims.

8.8.7	The Company has obtained and possesses valid licenses to use all of the software programs installed on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business as currently conducted.

8.9	Governmental Funding. Except as set forth in Schedule 8.9 of the Disclosure Schedule, the Company has not received and has not applied for any grants, incentives, benefits (including tax benefits) or subsidies from any governmental or regulatory authority or any agency thereof, including the Investment Center and the Israel Innovation Authority (the “IIA”) (all grants listed in Schedule 8.9 of the Disclosure Schedule, the “Grants”). Except as set forth in Schedule 8.9 of the Disclosure Schedule attached hereto, the Company is in full compliance with all respective provisions, terms and conditions applicable to such Grants, including, inter alia, the filing of all reports and requests, and the application for and obtainment of all consents and approvals, required to be filed, applied for or obtained, as applicable, under any of the foregoing or under any applicable law, statute, regulation or otherwise in connection with any transactions consummated by the Company at any time prior to the date hereof. The Company has no outstanding monetary obligations to the IIA that have not been paid in full and the consummation of the transactions contemplated hereby will not affect the continued qualification for such grants or benefits, the terms or duration thereof or require any reimbursement, repayment, refund or cancellation of any previously claimed or received grants or benefits. No claim or challenge has been made by the IIA with respect to the Company’s entitlement to such grants, or the compliance with the terms, conditions, obligations or laws relating to such grants and to the Company’s knowledge, the IIA is not expected to make any claims in connection with the Company’s obligations or restrictions under the IIA’s related laws, rules and guidelines.

8.10	Taxes. There are no federal, state, county, local or foreign taxes due and payable by the Company, which have not been timely paid. There are no accrued and unpaid federal, state, country, local or foreign taxes of the Company which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. The Company has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it pursuant to any applicable law, if and to the extent required to do so, and all such returns and filings were, as of the time of their filing, true and correct in all material respects, and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

8.11	Full Disclosure. The Company has provided the Lender with all information the Lender has requested in writing from the Company. Neither this Agreement (including the Schedules hereto) nor any certificates made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading, in view of the circumstances in which they were made. The representations and warranties made by the Company in this Agreement and any certificate delivered pursuant to this Agreement are the exclusive representations and warranties made by the Company in connection with the transactions hereunder or under each other agreement, document, instrument or certificate contemplated hereby. The Company hereby disclaims any other express or implied representations or warranties with respect to the Company and any of its operations, financial standing, prospects, assets or liabilities.

9.	REPRESENTATIONS AND WARRANTIES OF THE LENDER

The Lender hereby represents and warrants to the Company as follows:

9.1	It has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereunder.

9.2	No consents, authorizations or approvals of any kind of any governmental authority or other third party are required in connection with the execution or performance by the Lender of this Agreement.

9.3	This Agreement is a legal, valid and binding obligation of the Lender, and is enforceable as to it in accordance with its respective terms, except as limited by applicable laws of general application affecting enforcement of creditors’ rights generally and by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies and general principles of equity.

9.4	The Lender acknowledges that the Loan contemplated herein involves substantial risk. The Lender has such knowledge and experience in financial and business matters so that it is capable of evaluating the merits and risks of this type of investment and sustaining a substantial or total loss of its loan. The Lender has had the opportunity to consult with its own attorney, accountant and/or financial advisers regarding this Agreement, including tax, accounting and legal merits, risks and consequences of this Agreement. The Lender further acknowledges that it has been afforded the opportunity to ask the Company questions concerning the business and financial condition, operations and prospects of the Company and all such questions have been answered to the full satisfaction prior the entering into the Agreement. The foregoing shall not derogate from the representations and warranties of the Company’s set forth in Section 8 above.

9.5	The Lender acknowledges and understands that any Company securities issued upon conversion of its loan shall be restricted and not freely tradable securities.

9.6	No agent, broker, investment banker, person or firm acting in similar capacity on behalf of or under the authority of the Lender is or will be entitled to any broker’s or finder’s fee or any other commission in connection with the transactions contemplated hereunder, and the Lender agrees to indemnify and hold the Company harmless from any such liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) in connection with the transactions contemplated hereunder.

10.	IIA UNDERTAKING

At the date hereof the Lender is not an Israeli person or entity and shall execute the standard undertaking mandated by the IIA, in the IIA’s customary form and deliver to the Company a copy thereof.

11.	CONFIDENTIALITY

The Lender agrees to keep strictly confidential, and not disclose or otherwise disseminate any and all Company’s documents, materials and information it receives pursuant hereunder, except for documents, materials and information which (a) are known or become known to the public in general (other than as a result of a breach of this Section by the Lender), or (b) are or have been made known or disclosed to such Lender by a third party without a breach of any obligation of confidentiality such third party may have to the Company (the “Confidential Information”); provided, however, that the Lender shall have the right to disclose such Confidential Information to its legal and financial advisors on a need to know basis and to any assignee of all of the rights and obligations of the Lender or purchaser of all of the Company’s shares from the Lender, provided that the Lender shall be responsible to ensure that each such advisor, assignee or purchaser complies with the provisions of this Section 118. Such Confidential Information may be used by the Lender only for the purpose of monitoring and deciding on its investment in the Company.

12.	MISCELLANEOUS

12.1	Entire Agreement. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof, and it supersedes all prior written and oral understandings on such matters. This Agreement may be changed only by an agreement in writing and signed by the Company and the Lender.

12.2	Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Israel without giving effect to its principles or rules of conflicts of laws. Any dispute arising under or in relation to this Agreement shall be resolved in the competent court in Tel Aviv-Jaffa district only, and each of the parties hereby submits irrevocably to the exclusive jurisdiction of such court.

12.3	Counterpart Signatures. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that two parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by electronic mail, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

12.4	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

12.5	Transfer; Successors and Assigns. This Agreement and the rights and the obligations of the Lender hereunder may not be transferred or assigned by the Lender without the prior written consent of the Company, except for transfer or assignment by the Lender to an Affiliate of the Lender. This Agreement shall be binding upon the successors or assigns of the Company and shall inure to the benefit of the successors and permitted assigns of the Lender. “Affiliate” means any entity which controls, is controlled by, or which is under a common control with the Lender, where “control” means the holding of more than fifty percent (50%) of the issued stock or voting rights.

12.6	Notice. All notices or other communications provided for in this Agreement shall be in writing and shall be given in person, by registered mail (registered air mail if mailed internationally), by an overnight courier service which obtains a receipt to evidence delivery, by facsimile transmission (evidenced by written confirmation of transmission), or by electronic mail, addressed as set forth below:

The Company	Gauzy Ltd.
14 Hathya, Tel Aviv, Israel
Attention: Eyal Peso, CEO
E-mail: eyal@gauzy.com
Fax: +972 (72)2500386

with a copy to (which shall not constitute a notice):
Gornitzky & Co.
45 Rothschild Blvd.
Tel Aviv, 6578403 Israel
Attention: Yehonatan Raff, Adv.
E-mail: yonir@gornitzky.com

The Lender	Blue-Red Capital Fund LP
Attention: Yishai Klein
Address: P.O. Box 10008, Willow House, Cricket Square, Grand Cayman, KY1-1001, Cayman Islands
Email: yishai@blueredpartners.com

or such other address as any party may designate to the other in accordance with the aforesaid procedure. All notices and other communications delivered in person shall be deemed to have been given upon delivery. Notices and other communications delivered by facsimile transmission or electronic mail shall be deemed to have been given as of one business day after sending thereof. All notices and other communications delivered by overnight air courier shall be deemed to have been given as of the third business day after posting; and all notices and other communications sent by registered mail shall be deemed given ten (10) days after posting.

12.7	Further Actions. At any time and from time to time, each party agrees, without further consideration, to take such actions and to execute and deliver such documents as may be reasonable necessary to effectuate the purposes of this Agreement.

12.8	No Third Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the Parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Loan Agreement on the Effective Date.

The Company:

GAUZY LTD.

By:
Title:

The Lender:

BLUE-RED CAPITAL FUND LP

By:
Title: